INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement No. 333-103054 on Form N-14 of the Cutler Trust of our report dated August 9, 2002 in the Proxy Statement /Prospectus and the Statement of Additional Information which constitute part of this Registration Statement and the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.

/s/ DELOITTE & TOUCHE

DELOITTE & TOUCHE
Boston, Massachusetts
March 12, 2003